Exhibit 10.11

FIFTH AMENDMENT OF LEASE

THIS FIFTH AMENDMENT OF LEASE, made as of the 1st day of October, 2017 (this "Amendment"), by and between ONE PENN PLAZA LLC, a New York limited liability company, having an office c/o Vornado Office Management LLC, 888 Seventh Avenue, New York, New York 10019 ("Landlord"), and OPHTHOTECH CORPORATION, a Delaware corporation, having an office at One Penn Plaza, New York, New York 10019 ("Tenant").
W I T N E S S E T H:
WHEREAS, by Lease, dated as of September 30, 2007 (the “Original Lease”), between Landlord and Tenant, Landlord did demise and lease to Tenant and Tenant did hire and take from Landlord, a portion of the rentable area located on the thirty-fifth (35th) floor of the building known as and by the street address of One Penn Plaza, New York, New York (the "Building"), as more particularly described therein (the "Original Premises");
WHEREAS, the Original Lease was amended and modified by a letter agreement, dated as of September 28, 2012 (the “Letter Agreement”), between Landlord and Tenant;
WHEREAS, by Amendment of Lease, dated as of August 30, 2013 (the "First Amendment"), (x) Tenant surrendered the Original Premises to Landlord, (y) Landlord did demise and lease to Tenant and Tenant did hire and take from Landlord, a portion of the nineteenth (19th) floor of the Building, as more particularly described therein (the "First 19th Floor Premises"), and (z) Landlord and Tenant extended the term of the Original Lease;
WHEREAS, by Second Amendment of Lease, dated as of December 20, 2013 (the “Second Amendment”), Landlord did demise and lease to Tenant and Tenant did hire and take from Landlord, an additional portion of the nineteenth (19th) floor of the Building, as more particularly described therein (the "Second 19th Floor Premises");
WHEREAS, by Third Amendment of Lease, dated as of April 18, 2014 (the "Third Amendment"), Landlord did demise and lease to Tenant and Tenant did hire and take from Landlord an additional portion of the nineteenth (19th) floor of the Building, as more particularly described therein (the "Third 19th Floor Premises");
WHEREAS, by Fourth Amendment of Lease, dated as of December 31, 2014 (the "Fourth Amendment"), Landlord did demise and lease to Tenant and Tenant did hire and take from Landlord an additional portion of the nineteenth (19th) floor of the Building, as more particularly described therein (the "Fourth 19th Floor Premises"; the First 19th Floor Premises, the Second 19th Floor Premises, the Third 19th Floor Premises and the Fourth 19th Floor Premises, collectively, the "Surrender Premises");
WHEREAS, by notice from Tenant to Landlord dated January 26, 2017 (the "Termination Notice"), Tenant exercised Tenant's Termination Right (as such term is defined in the Lease) with respect to the Lease; the Original Lease, as modified by the Letter Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and such notice exercising Tenant's Termination Right, the "Lease"); and
WHEREAS, Landlord and Tenant desire to terminate the Lease with respect to the Surrender Premises only and Landlord desires to lease to Tenant and Tenant desires to lease from Landlord a portion of the thirty-fifth (35th) floor of the Building, as more particularly shown on the floor plan attached hereto as Exhibit "A" and made a part hereof (the "35th Floor Premises") currently leased to a third party (“Existing Tenant”) and to otherwise modify the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their legal representatives, successors and assigns, hereby agree as follows:
1.Definitions. All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise defined herein.
2.Surrender.
(A)    On the later to occur of (i) the 35th Floor Premises Commencement Date (as hereinafter defined) and (ii) January 31, 2018 (such later date, the “Surrender Date”), Tenant shall vacate, quit and surrender to Landlord possession of the Surrender Premises, vacant, broom clean, free of all liens, encumbrances, tenancies and occupancies by, through and under Tenant, with (subject to the penultimate sentence of this Paragraph 2(A)) all of Tenant’s Property and any property of any subtenant or other occupant removed therefrom and otherwise in the condition required by the Lease, as if the Surrender Date were the Expiration Date set forth in the Lease with respect to the Surrender Premises only, and, to the intent and purpose that the term of the Lease with respect to the Surrender Premises only, be wholly merged and extinguished effective as of the Surrender Date, Tenant hereby gives, grants and surrenders all of its right, title and interest in, to and under the Lease with respect to the Surrender Premises only, to Landlord. If possession of the Surrender Premises is not surrendered to Landlord on or prior to the Surrender Date, the provisions of Article 24 of the Lease shall be applicable to such holdover by Tenant; provided, however, Tenant shall be obligated for per diem Fixed Rent only for the first three (3) days of any such holdover following the Surrender Date. Nothing contained in this Paragraph 2(A) shall permit

Tenant to retain possession of the Surrender Premises or limit in any manner Landlord's right to regain possession of the Surrender Premises, through summary proceedings or otherwise. Notwithstanding any provision herein or in the Lease to the contrary, Landlord acknowledges and agrees that (a) Tenant has no obligation of any kind to remove or restore any Alterations within the Surrender Premises and (b) Tenant at its option may, but has no obligation of any kind to, remove any of its furniture, conduit and wiring from the Surrender Premises. The provisions of this Paragraph 2(A) shall survive the surrender of the Surrender Premises and the Surrender Date.
(B)    Tenant covenants, represents and warrants to Landlord that (i) Tenant is the sole and present tenant under the Lease and Tenant has not assigned, conveyed, encumbered, pledged, sublet or otherwise transferred, in whole or in part, its interest in the Lease or the Surrender Premises, nor shall Tenant do any of the foregoing prior to the Surrender Date, (ii) there are no persons or entities claiming under Tenant, or who or which may claim under Tenant, any rights with respect to the Surrender Premises, nor shall Tenant permit any such claim to arise prior to the Surrender Date, (iii) Tenant has the right, power and authority to execute and deliver this Amendment and to perform Tenant's obligations hereunder and (iv) this Amendment is a valid and binding obligation of Tenant enforceable against Tenant in accordance with the terms hereof. The foregoing covenants, representations and warranties shall survive the surrender of the Surrender Premises and the Surrender Date.
(C)    Subject to the terms of Paragraph 2(A) hereof, (x) any and all provisions of the Lease which impose obligations on Tenant to pay Fixed Rent and Escalation Rent with respect to the Surrender Premises only arising from and after the Surrender Date, shall cease as of the Surrender Date; provided, however, that such payments shall be apportioned as of such date, and the obligation to pay any such amounts accruing prior to the Surrender Date shall survive the surrender of the Surrender Premises and the Surrender Date, (y) any and all provisions of the Lease which impose obligations on Tenant to pay any other items of Rental with respect to the Surrender Premises only arising from and after the Surrender Date, shall cease as of the Surrender Date; provided, however, that such payments shall be apportioned as of such date, and the obligation to pay any such amounts accruing prior to the Surrender Date shall survive the surrender of the Surrender Premises and the Surrender Date, and (z) any and all other provisions of the Lease which impose obligations on Tenant with respect to the Surrender Premises only, shall cease as of the Surrender Date. Nothing contained herein shall be deemed to relieve Tenant from Tenant's obligation to pay Rental with respect to the 35th Floor Premises as set forth in Paragraph 5(A) hereof.
(D)    Provided that Landlord has substantially complied with all of the terms and conditions of this Amendment (other than those obligations which by the terms of this Amendment are to be performed after the Surrender Date), effective as of the Surrender Date, Tenant hereby releases and relieves Landlord and its successors and assigns from and against any and all actions, causes of action, suits, controversies, damages, judgments, claims and demands whatsoever, at law or in equity, of every kind and nature whatsoever arising out of, or in connection with, the Surrender Premises or the Lease with respect to the Surrender Premises only. Notwithstanding the foregoing, Landlord shall not be released from any covenant, representation or warranty contained in Lease that is specifically stated to survive the Surrender Date, the surrender of the Surrender Premises, or the Expiration Date or, with respect to periods prior to the Surrender Date, any reimbursements or repayments for overcharges of Escalation Rent and electricity charges or other amounts for which Tenant is entitled to reimbursement or payment under the Lease.

(E)    Provided that Tenant has substantially complied with all of the terms and conditions of this Amendment (other than those obligations which by the terms of this Amendment are to be performed after the Surrender Date), Landlord, on the Surrender Date, shall accept Tenant’s surrender of the Surrender Premises and, effective as of the Surrender Date, except as otherwise set forth in this Amendment, hereby releases and relieves Tenant and its respective successors and assigns from and against all claims, obligations and liabilities of every kind and nature whatsoever thereafter arising out of or in connection with the Surrender Premises and the Lease with respect to the Surrender Premises only, relating to the period from and after the Surrender Date. Notwithstanding the foregoing, Tenant shall not be released from any covenant, representation or warranty contained in this Amendment and the Lease, which by the terms of this Amendment or the Lease is specifically stated to survive the Surrender Date, the surrender of the Surrender Premises, or the Expiration Date.
(F)    Landlord and Tenant, each upon request of the other party, at any time and from time to time hereafter and without further consideration, shall execute, acknowledge and deliver to the other any instruments or documents, or take such further action, as shall be reasonably requested or as may be necessary to more effectively assure vacating, quitting and surrender of the Surrender Premises and the full benefits intended to be created by this Amendment.
3.Lease Term.    The Term with respect to the 35th Floor Premises only is hereby extended on all of the same terms and conditions set forth in the Lease, as hereinafter modified (and for avoidance of doubt, subject to the terms of this Amendment, the termination of the Lease pursuant to the Termination Notice is hereby rescinded), so that the Term shall expire at 11:59 PM on December 31, 2018 (the "Extended Expiration Date"), unless it shall sooner expire pursuant to any of the terms, covenants or conditions of the Lease, as amended by this Amendment, or pursuant to law. Accordingly, the Extended Expiration Date shall be deemed the Fixed Expiration Date, with respect to the 35th Floor Premises only, for all purposes of the Lease, as amended by this Amendment.
4. 35th Floor Premises.
From and after the date on which Landlord delivers vacant and exclusive possession of the 35th Floor Premises to Tenant, broom clean and free of all tenancies and occupancies, with Landlord’s 35th Floor Premises Work (as hereinafter defined) Substantially Complete (such date, the “35th Floor Premises Commencement Date”), Landlord leases to Tenant, and Tenant hires from Landlord, the 35th Floor Premises upon all of the same terms, covenants and conditions set forth in the Lease, except as modified and amended herein. Landlord shall give Tenant ten (10) days' prior notice of the date on which Landlord reasonably believes Landlord's 35th Floor Premises Work shall be Substantially Complete. From and after the 35th Floor Premises Commencement Date, all references in the Lease, as amended hereby, to the Premises shall be deemed to mean the 35th Floor Premises, for all purposes of the Lease, as amended hereby.
5.Landlord's 35th Floor Premises Work.
(A)The work set forth on Exhibit "B" attached hereto and made a part hereof shall be referred to, collectively, as the "Landlord’s 35th Floor Premises Work").
(B)Landlord shall perform Landlord's 35th Floor Premises Work in a good and workmanlike manner. Landlord shall perform Landlord's 35th Floor Premises Work in accordance with all applicable Requirements. Notwithstanding anything contained herein to the contrary, Tenant shall reimburse Landlord for up to Eighteen Thousand Dollars ($18,000.00) for the costs incurred by Landlord to perform Landlord’s 35th Floor Premises Work comprised of separately demising the 35th Floor Premises. Tenant shall so reimburse Landlord within thirty (30) days of Landlord’s invoice therefor together with reasonable back-up.
(C)Notwithstanding the provisions of this Paragraph 4 to the contrary, in the event that Substantial Completion of Landlord's 35th Floor Premises Work shall be delayed by reason of any Tenant 35th Floor Work Delays (as hereinafter defined), then only for purposes of determining the date on which the 35th Floor Premises Commencement Date shall occur, (x) the Substantial Completion of Landlord's 35th Floor Premises Work shall be deemed to have occurred on the date it would have otherwise been Substantially Complete but for such Tenant 35th Floor Work Delays notwithstanding that Landlord has not yet delivered possession of the 35th Floor Premises to Tenant and (y) the 35th Floor Premises Commencement Date shall be deemed to have occurred on the date the 35th Floor Premises Commencement Date would have otherwise occurred but for such Tenant 35th Floor Work Delays notwithstanding that Landlord has not yet delivered possession of the 35th Floor Premises to Tenant. Notwithstanding the foregoing, Landlord shall be obligated to Substantially Complete Landlord's 35th Floor Premises Work even if the 35th Floor Premises Commencement Date is deemed to occur prior to Substantial Completion thereof, notwithstanding the occurrence of Tenant 35th Floor Work Delays; provided, however, Landlord's obligation to so Substantially Complete Landlord's 35th Floor Premises Work shall be adjourned for periods of delay caused by Tenant 35th Floor Work Delay. The term "Tenant 35th Floor Work Delays" shall mean Tenant's acts or omissions (including, without limitation, if applicable, Tenant’s entry into the 35th Floor Premises prior to the 35th Floor Premises Commencement Date that interferes with the performance of Landlord's 35th Floor Premises Work) to the extent such acts or omissions by Tenant continue for more than one Business Day after Tenant’s receipt of the notice provided hereinbelow. Landlord shall notify Tenant after Landlord or its employees, agents or contractors have actual knowledge of a Tenant 35th Floor Work Delay (and state in reasonable detail the basis of such Tenant 35th Floor Work Delay). Any such notice may be given by Landlord to Tenant by email to david.carroll@ophthotech.com and todd.anderman@ophthotech.com. Any period of Tenant 35th Floor Work Delay shall not exceed the time period Landlord was actually delayed in the performance of the 35th Floor Premises Work as a result of such Tenant 35th Floor Work Delay and only to the extent such delay cause the 35th Floor Premises Commencement Date to be delayed, and any simultaneous Tenant 35th Floor Work Delays shall be deemed to run concurrently, not consecutively, and shall not be “double” counted.
(D)Upon Tenant's reasonable advance request therefor, which request may be made verbally to Landlord's property management team, to the extent permitted by applicable Requirements, Tenant shall be permitted to enter the 35th Floor Premises from time to time, during Landlord's performance of Landlord's 35th Floor Premises Work solely for purposes of preparing for the installation of and installing IT systems and Tenant's Property therein; it being understood, however, that (i) Tenant shall not have the right to enter the 35th Floor Premises as aforesaid unless Tenant is accompanied by a designated representative of Landlord at all times during such entry (it being agreed that Landlord shall use commercially reasonable efforts to provide a designated representative to accompany Tenant as contemplated herein), and (ii) during any period in which Tenant is in the 35th Floor Premises, (x) Tenant shall comply with all terms and conditions of the Lease, as amended hereby (and the same shall be deemed to apply during such period), other than the obligation to pay Fixed Rent and Escalation Rent with respect to the 35th Floor Premises and (y) Tenant shall not interfere with the operation of the Building or interfere with or delay Landlord's performance of and completion of Landlord's 35th Floor Premises Work (it being understood, however, that to the extent that Landlord's 35th Floor Premises Work is delayed solely by Tenant's entry into the 35th Floor Premises and/or any such preparation or installation as aforesaid and Tenant is notified of same, the same shall constitute a Tenant 35th Floor Work Delay to the extent such conduct by Tenant continues for more than one Business Day after Tenant’s receipt of such notice) .
(E)Tenant shall not be required to pay for the first ten (10) hours of Tenant's overtime use of the freight elevator only for Tenant's initial move into, and/or performance of Alterations in, the 35th Floor Premises (but not for purposes associated with the ordinary conduct of Tenant’s business).
(F)All furniture, fixtures and equipment (“FF&E”) in the 35th Floor Premises and more particularly set forth in Exhibit “C” attached hereto and made a part hereof shall be delivered in “as is, where is” condition. All FF&E shall be maintained by Tenant during the Term in good order and repair, subject to reasonable wear and tear and obsolescence. Tenant shall have no obligation to remove any FF&E at the end of the Term. Tenant acknowledges that Landlord makes no representations of any kind to Tenant with respect to any FF&E, or its merchantability or suitability for the use to which Tenant intends to put them.
6.Modification of Lease: 35th Floor Premises. From and after the 35th Floor Premises Commencement Date, the Lease with respect to the 35th Floor Premises only, is hereby amended and modified as follows:

(A)The Fixed Rent (together with the Electricity Inclusion Factor as the date hereof) shall be an amount equal to Six Hundred Fifty-Three Thousand Five Hundred Ninety-Four Dollars and No Cents ($653,594.00) per annum ($54,466.20 per month) for the period commencing on the 35th Floor Premises Commencement Date and ending on the Extended Expiration Date.
(B)The Rentable Area of the 35th Floor Premises shall be deemed to be thirteen thousand five hundred forty-six (13,546) square feet in the aggregate.
(C)The provisions of Article 2 of the Lease shall not be applicable with respect to the 35th Floor Premises to the effect that from and after the 35th Floor Premises Commencement Date Tenant shall not be obligated to pay Escalation Rent with respect thereto.
(D)Section 3.8 of the Lease (as set forth in the First Amendment) shall be applicable to the 35th Floor Premises, except that the Designated Shaftway shall be a shaft location reasonably designated by Landlord.
(E)Section 5.1 of the Lease (as amended by the First Amendment) shall be applicable to the 35th Floor Premises, except that references therein to the nineteenth (19th) floor of the Building shall be deemed to be references to the thirty-fifth (35th) floor of the Building.
7.Additional Modifications of Lease. From and after the date hereof, the Lease is hereby amended and modified as follows:
(A)    Section 4.1(E) of the Lease is amended and modified to insert the following before the period at the end thereof: “and further provided, however, that Overtime Periods for the HVAC System shall mean times other than the periods from 8:00 A.M. to 8:00 P.M. on Business Days and 9:00 A.M. to 1:00 P.M. on Saturdays”.
(B)    The term “Transfer Inflow” (as such term is defined in Section 17.6(B)(2) of the Lease) is hereby amended and modified to insert the following at the end thereof:
“Should any amount included in the Transfer Inflow cause the Transfer Profit to fail to qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended, the fair market value of such amount, as determined by Landlord in its sole discretion, shall be excluded from the Transfer Inflow and no Transfer Profit shall be paid to Landlord with respect to such excluded amount.”

(C)    Section 29.1(A) of the Lease is amended and modified to insert, before the words "Tenant shall indemnify" in the first line thereof, the words "to the fullest extent permitted by law".
(D)    Section 29.2(A) of the Lease is amended and modified to insert, before the words "Landlord shall indemnify" in the first line thereof, the words "to the fullest extent permitted by law".
(E)    Paragraph 12 of the Fourth Amendment is hereby deleted in its entirety.
(F)    Section 27.1 of the Lease is amended and modified to have notices to Tenant given to Tenant at One Penn Plaza, New York, New York 10119, Attention: Jeanne Vautin, Suite 1924 prior to the Surrender Date and to Suite 3520 after the Surrender Date and upon the 35th Floor Premises Commencement Date, with a copy to: Todd Anderson.

8.Condition of Premises. Tenant represents that it has made a thorough inspection of the 35th Floor Premises and, subject to the terms of this Amendment, Landlord’s continuing obligations under Section 8.1 of the Lease and the other applicable provisions of the Lease, the performance of the Landlord’s 35th Floor Premises Work, and the continuance of the Premises in its current condition as of the date hereof without damage (except reasonable wear and tear) agrees to take the 35th Floor Premises in its "as-is" condition existing on the 35th Floor Premises Commencement Date (subject to latent defects in Landlord's 35th Floor Premises Work). Tenant further acknowledges and agrees that notwithstanding anything to the contrary contained in the Lease, as amended hereby, Landlord has made no representations with respect to the 35th Floor Premises and subject to Landlord’s continuing obligations under Section 8.1 and Section 11.2 of the Lease and other applicable provisions of the Lease, Landlord shall have no obligation to perform any work (other than Landlord's 35th Floor Premises Work to provide any work allowance or rent credit, or to alter, improve, decorate, or otherwise prepare the 35th Floor Premises for Tenant's occupancy. On the 35th Floor Premises Commencement Date, the 35th Floor Premises shall be in broom clean condition. Promptly following the 35th Floor Premises Commencement Date, Landlord shall provide Tenant with an ACP-5 covering the 35th Floor Premises. Landlord hereby acknowledges and agrees that Tenant shall not be obligated to perform Alterations to comply with the Americans with Disabilities Act with respect to the 35th Floor Premises (except to the extent the need for such compliance arises from Tenant’s Alterations or its manner of use) and the 35th Floor Premises shall comply with Local Law 26/04.
9.Liability of Landlord. The provisions of Section 31.4 of the Lease shall be applicable to the Lease, as modified by this Amendment. Tenant shall look solely to Landlord to enforce Landlord's obligations under the Lease, as amended by this Amendment and shall not seek any damages against any of the member, managers, partners, shareholders, directors, officers and principals, direct and indirect, comprising Landlord (collectively, the "Parties"). The liability of Landlord for Landlord's obligations under the Lease, as amended by this Amendment, shall be limited to Landlord's interest in the Real Property and the proceeds thereof. Tenant shall not look to any property or assets of Landlord (other than Landlord’s interest in the Real Property and the proceeds thereof) in seeking either to enforce Landlord's obligations under the Lease, as amended hereby or to satisfy a judgment for Landlord's failure to perform such obligations.
10.Brokerage.
(A)    Tenant represents and warrants to Landlord that it has not dealt with any broker, finder or like agent in connection with this Amendment other than CBRE, Inc. ("Broker"). Tenant does hereby indemnify and hold Landlord harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys' fees and disbursements) incurred by Landlord by reason of any claim of or liability to any broker, finder or like agent excluding Broker who shall claim to have dealt with Tenant in connection herewith.
(B)    Landlord represents and warrants to Tenant that it has not dealt with any broker, finder or like agent in connection with this Amendment other than Broker. Landlord does hereby indemnify and hold Tenant harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys' fees and disbursements) incurred by Tenant by reason of any claim of or liability to any broker, finder or like agent, excluding Broker, who shall claim to have dealt with Landlord in connection herewith.

(C)    The provisions of this Paragraph 10 shall survive the expiration or termination of the Lease, as amended by this Amendment.
11.Authorization. Tenant represents and warrants to Landlord that its execution and delivery of this Amendment has been duly authorized and that the person executing this Amendment on behalf of Tenant has been duly authorized to do so, and that no other action or approval is required with respect to this transaction. Landlord represents and warrants to Tenant that its execution and delivery of this Amendment has been duly authorized and that the person executing this Amendment on behalf of Landlord has been duly authorized to do so, and that no other action or approval is required with respect to this transaction.
12.Full Force and Effect of Lease. Except as modified by this Amendment, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.
13.Entire Agreement. The Lease, as amended by this Amendment, constitutes the entire understanding between the parties hereto with respect to the matters set forth herein and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
14.Enforceability. This Amendment shall not be binding upon or enforceable against either Landlord or Tenant unless, and until, Landlord and Tenant, each in its sole discretion, shall have executed and unconditionally delivered to the other an executed counterpart of this Amendment.

15.Counterparts. This Amendment may be executed in one or more counterparts each of which when taken together shall constitute but one original.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the date first above written.

ONE PENN PLAZA LLC, Landlord

By:     Vornado Realty L.P., its managing member

By:	Vornado Realty Trust, its general partner

By:     /s/ David R. Greenbaum
David R. Greenbaum
President – New York Division

OPHTHOTECH CORPORATION, Tenant

By: /s/ David F. Carroll
Name:David F. Carroll
Title: CFO / SVP

TENANT'S EIN#:20-8185347

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGMENT
(Within New York State)

STATE OF ______________________        )
: ss.:
COUNTY OF ____________________        )

On the _____ day of _________________, in the year 2017, before me, the undersigned personally appeared ________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

____________________________
Notary Public

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGMENT
(Outside of New York State)

STATE OF New Jersey                )
: ss.:
COUNTY OF Middlesex                )

On the 20th day of October, in the year 2017, before me, the undersigned, personally appeared David Carroll, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the County of Middlesex. (Insert the city or other political subdivision and the state or country or other place the acknowledgment was taken.)

/s/ Joanne Dera, Notary

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(Signature and office of individual                                     taking acknowledgment)

M:\PCaruso\OnePenn\Ophthotech Fifth Amendment v~~6.~~7.docx        10/18/2017

Exhibit "A"

35th Floor Premises

One Penn Plaza
35th Floor

34th Street
33rd Street

VORNADO
REALTY TRUST

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Exhibit "B"

Landlord's 35th Floor Premises Work

1.	Landlord shall separately demise the 35th Floor Premises in accordance with the plan attached hereto as Exhibit "A"

2.	Landlord shall steam clean the carpets in the 35th Floor Premises

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Exhibit "C"

FF&E

1.	Chairs: 19

2.	Conference room tables: 2

3.	Cubicles: 29

4.	Guest Tables (in private offices): 3

5.	Desks w/ overhead cabinets (private offices): 16

6.	TV’s w/ projector: 2

7.	Credenzas: 3

8.	Refrigerator: 1

9.	Water filters/coolers: 2

10.	Microwaves: 2

11.	Storage Shelves: 3

12.	File Cabinets: 5 gray, 1 black, 6 silver

13.	IT Racks: 1

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